Exhibit 99.1

Press Release

Chelsea Therapeutics Initiates CH-4051 Phase II Trial in Rheumatoid Arthritis

CHARLOTTE, NC, September 27, 2010 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) has initiated enrollment in a multinational, 12-week, double-blind Phase II trial designed to compare the efficacy and tolerability of CH-4051 against methotrexate (MTX) in 250 patients with rheumatoid arthritis (RA) who are experiencing an inadequate response to MTX treatment. CH-4051 is an orally available, non-metabolized antifolate with potent anti-inflammatory properties engineered to provide enhanced clinical benefits to patients without associated liver toxicities or other side effects that often limit the use of chronic MTX therapy.

“There is a significant unmet medical need for safe and effective treatment options for RA patients who fail to achieve a good clinical outcome on methotrexate,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “Based on the available data, we believe that oral treatment with CH-4051 has the potential to significantly reduce joint pain and swelling as well as have disease-modifying effects in patients who have not responded well or have difficulty tolerating methotrexate and who might otherwise be moved onto more costly, biological injectable monoclonal therapies. We look forward to the outcome of this head-to-head comparison against methotrexate in this treatment refractory population.”

Patients in this five-arm Phase II trial will be randomized to receive 0.3 mg, 1.0 mg or 3.0 mg of CH-4051 daily, 3.0 mg of CH-4051 daily in combination with a folate supplement or 20 mg MTX weekly with a folate supplement for 12 weeks following a two-week MTX-washout. The primary efficacy analysis will be conducted using the hybrid American College of Rheumatology, or ACR, score (hACR), which allows for a more comprehensive assessment of treatment benefit across all seven symptomatic and functional components of the standard ACR 20/50/70 evaluations historically used in RA trials.

The trial is being conducted with a staggered start wherein the first patients will be randomized to receive either 0.3 mg or 1.0 mg of CH-4051 daily or 20 mg MTX weekly in combination with a folate supplement. After 10 patients in both the 0.3 mg and 1.0 mg CH-4051 cohorts complete treatment and assuming no safety concerns are observed, the study will begin randomizing patients into all five study cohorts.

Chelsea intends to conduct an un-blinded interim efficacy analysis after approximately 50% of patients in the two lower CH-4051 dose groups complete treatment and expects to report results from this analysis in the third quarter of 2011. Full study results, inclusive of all dose groups, are expected in mid-2012.

As previously reported, results from Chelsea’s Phase I single and multiple ascending dose studies demonstrated that CH-4051 was well tolerated at doses up to and including 7.5mg, a dose range expected to be effective for multiple autoimmune disorders. The 5mg dose was as well tolerated as placebo. No serious adverse events occurred during the study and pharmacokinetic data indicated dose proportionate increases in plasma levels of CH-4051. Furthermore, it was revealed that plasma concentrations in the study were comparable to those seen in animal pharmacology studies in which CH-4051 demonstrated superior suppression of RA than both the maximally tolerated dose of methotrexate and equivalent doses of CH-1504.

About CH-4051

CH-4051 is the L-isomer of CH-1504 and second drug candidate from Chelsea’s portfolio of orally bioavailable, non-metabolized antifolates. Both are orally available molecules with anti-inflammatory, autoimmune and anti-tumor properties that potently inhibit dihydrofolate reductase, an enzyme required for cell proliferation. Preclinical and clinical data to date suggests superior safety and tolerability, as well as increased potency versus MTX, currently the leading antifolate treatment and standard of care for a broad range of abnormal cell proliferation diseases. Diseases that may potentially be treated with these compounds include rheumatoid arthritis, psoriasis, Crohn’s disease, ankylosing spondylitis, uveitus, psoriatic arthritis and several different kinds of cancer.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, Droxidopa, is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates Droxidopa and CH-4051, our need to raise operating capital, our history of losses, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing and reliance on key personnel including specifically Dr. Pedder.

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Investors & Media:

Kathryn McNeil

Chelsea Therapeutics

704-973-4231